                                                                  Exhibit (c)(6)
                         ABR INFORMATION SERVICES, INC.
                              RETENTION BONUS PLAN


                  The Board of Directors of ABR Information Services, Inc. (the "Company") has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of the employees of the Company and its Subsidiaries (as defined below) in expectation of, and following a Change in Control (as defined below). To encourage the full attention and dedication to the Company and its Subsidiaries by their employees, and to provide an incentive for such employees to make a commitment to continued employment with the Company, the Board of Directors of the Company has authorized the Company to adopt the ABR Information Services, Inc. Retention Bonus Plan (the "Plan").

                  1. DEFINITIONS. As used in this Plan, the following terms shall have the respective meanings set forth below:

                  (a) "Administrator" means the Vice-President of Human Resources, or any other person designated by the Board as the administrator of this Plan.

                  (b) "Base Salary" means a Participant's annual rate of salary or wages (excluding all bonus, overtime and incentive compensation) in effect as of the relevant date (or, in the event that the relevant date occurs after a Change in Control, the greater of such rate in effect as of the relevant date or the rate in effect immediately preceding such Participant's Date of Termination).

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Cause" means (1) the willful and deliberate failure by a Participant to perform such Participant's duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such failure, (2) willful misconduct by a Participant which is demonstrably injurious to the business or reputation of the Company or its Subsidiaries, or (3) a Participant's conviction of, or plea of guilty or NOLO CONTENDERE to, a felony. The Company must notify such Participant that it believes "Cause" has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event or condition shall not constitute Cause hereunder.

                  (e) "Change in Control" means the occurrence of any one of the following events:

                           (i) individuals who, on April 30, 1999, constitute
                  the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (the "Act")) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

                           (ii) any person is or becomes a "beneficial owner"
                  (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (ii) which occurs by virtue of any of the following acquisitions shall be deemed not to be a Change in Control of the Company: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) pursuant to any acquisition by a Participant (an "Acquiring Participant") or any group of persons including an Acquiring Participant (or any entity controlled by an Acquiring Participant or any group of persons including an Acquiring Participant), provided, that an event that is deemed not to be a Change in Control under this clause
                  (E) shall nevertheless be a Change in Control for all Participants other than any Acquiring Participant; or (F) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control of the Company under this paragraph (ii);

                           (iii) the consummation of a merger, consolidation,
                  statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale"), unless immediately following such Reorganization or
                  Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A),
                  (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                           (iv) the stockholders of the Company approve a plan
                  of complete liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; PROVIDED, THAT if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                  (f) "Company" means ABR Information Services, Inc. and any successor thereto.

                  (g) "Date of Termination" means the date on which a Participant's employment with the Company and its Subsidiaries terminates.

                  (h) "Effective Date" means the date on which the Company enters into the agreement described in Section 3(a).

                  (i) "Employee" means any regular, full-time employee of an Employer.

                  (j) "Employer" means the Company or any Subsidiary.

                  (k) "Participant" means any Employee, other than an Employee who is covered by a collective bargaining agreement to which the Company or any Subsidiary is a party, who is selected to participate in the Plan in accordance with Section 2.

                  (l) "Plan" means this ABR Information Services, Inc. Retention Bonus Plan as set forth herein and as amended from time to time.

                  (m) "Retention Benefits" means the benefits payable in accordance with Section 3 of this Plan.

                  (n) "Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company, by one or more of the Company's Subsidiaries or by the Company and any one or more of its Subsidiaries.

                  2. PARTICIPATION. The Administrator shall in its sole discretion designate those Employees who shall participate in the Plan. The initial Participants as of the Effective Date are listed on Schedules A and B. The Administrator shall have the authority to add additional Participants or remove Participants from the Plan, and shall inform an individual as soon as practicable following his or her addition or removal from participation in the Plan; PROVIDED, that no Participant may be removed from participation in the Plan following a Change in Control until April 1, 2000. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee, unless such Participant is entitled to payment of Retention Benefits as provided in the Plan. A Participant entitled to payment of Retention Benefits shall remain a Participant in the Plan until the full amount of the Retention Benefits, and any other obligation under this Plan, has been paid to such Participant.


                  3. RETENTION BENEFITS

                  (a) In the event the Company enters into an agreement, the consummation of the transactions contemplated by which would result in a Change in Control, a Participant listed on Schedule A who is continuously employed as an Employee during the period ("Tier I Benefit Period") commencing on the Effective Date and ending on the date set forth on Schedule A shall be entitled to receive the amount set forth on Schedule A.

                  (b) Notwithstanding anything in this Plan to the contrary, if a Participant's employment is terminated during the Tier I Benefit Period by an Employer other than for Cause, such Participant shall be deemed to satisfy the requirements of, and shall be entitled to receive the amounts that would have been payable to such Participant under, Section 3(a).

                  (c) Any amounts payable under this Section 3 shall be paid in a single lump sum cash payment. The amount payable under Section 3(a) shall be paid no later than 10 days following the expiration of the Tier I Benefit Period, as the case may be. The amounts payable under Section 3(b) shall be paid no later than 10 days following a Participant's Date of Termination.

                  (d) The Retention Benefits shall be payable in addition to, and not in lieu of, all other accrued, vested or deferred compensation, rights, options or other benefits which may be owed to a Participant following termination of employment, including but not limited to accrued sick pay, amounts or benefits payable under any bonus or other compensation plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

                  4. WITHHOLDING TAXES. The Company may withhold from all payments due hereunder all taxes which, by applicable federal, state, local or other law, any Employer is required to withhold therefrom.

                  5. REIMBURSEMENT OF EXPENSES AND SETTLEMENT OF DISPUTES. If any contest or dispute shall arise under this Plan involving termination of a Participant's employment with an Employer or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse such Participant, on a current basis, for all reasonable legal fees and expenses, if any, reasonably incurred by such Participant in connection with such contest or dispute (regardless of the result thereof), provided, that, if it is determined by a court or by arbitration that such Participant did not enter into the contest or dispute in good faith, such Participant shall be obligated to return to the Company such reimbursed fees and expenses. All disputes hereunder shall be settled exclusively by arbitration in Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses in connection with the retention of the arbitration panel for any proceeding.

                  6. PARTICIPATING EMPLOYERS. Each Subsidiary shall, automatically and without any action on the part of such Subsidiary, be deemed an Employer and the provisions of this Plan shall be fully applicable to the Employees of such Subsidiary.

                  7. TERMINATION OR AMENDMENT OF PLAN.

                  (a) Subject to paragraph (b) below, this Plan shall be in effect as of April 30, 1999, and shall terminate on June 30, 2000, unless terminated at an earlier date by the Company.

                  (b) The Company shall have the right prior to a Change in Control, in its sole discretion pursuant to action by the Board, to terminate or amend the Plan. Notwithstanding anything in paragraph (a) of this Section 7 to the contrary, in no event shall this Plan be terminated or amended during the period following a Change in Control and prior to June 30, 2000 in any manner which would adversely affect the rights or potential rights of Participants under this Plan with respect to such Change in Control.

                  8. SUCCESSORS.

                  (a) This Plan shall not be terminated by any merger, consolidation, share exchange or similar event involving the Company whereby the Company is or is not the surviving or resulting entity. In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which the Company's assets are transferred.

                  (b) Concurrently with any merger, consolidation, share exchange or sale, lease or transfer of all or substantially all of its assets, the Company will cause any successor or transferee unconditionally to assume all of the obligations of the Company and the Employers hereunder.

                  (c) This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts are payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's surviving spouse or, if none, to such Participant's estate.

                  9. NO MITIGATION. The obligation of the Company to provide a Participant with the benefits specified in Section 3 and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Employer may have against such Participant or others. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not such Participant obtains other employment.

                  10. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

                  11. ADMINISTRATION. The Plan shall be administered by the Administrator. The Administrator shall provide adequate written notice to any Participant whose claim for Retention Benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

                  12. MISCELLANEOUS.

                  (a) Neither the Company nor any Employer shall be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Plan. The Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets.

                  (b) This Plan does not constitute a contract of employment or impose on the Company or a Participant's Employer any obligation to retain such Participant as an Employee, to change the status of such Participant's employment, or to change the policies of the Company or its Subsidiaries regarding termination of employment.

                  (c) No rights of any Participant (or beneficiary) to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution.

                  (d) Unless the Company specifically provides otherwise, any Retention Benefits payable under this Plan shall not be taken into account for purposes of determining benefits payable to a Participant under any other benefit plan or program of an Employer.

                  (e) The Company's obligations hereunder shall be subject to all applicable laws, and Retention Benefits payable hereunder may be adjusted to comply with any such laws.